Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports 2009 First Quarter Results

PITTSBURGH, PA – May 7, 2009 - Mastech Holdings, Inc., (NYSE Amex: MHH – News), a national provider of Information Technology staffing services, announced today its financial results for the first quarter ended March 31, 2009.

Revenues for the quarter were $20.6 million, which represents a 17.7% decline from the $25.0 million reported in the corresponding quarter last year. Consolidated net income for the first quarter 2009 totaled $495,000, or $0.14 per diluted share, compared to $1.0 million, or $0.27 per diluted share, in the same period last year. The Company’s results in the first quarter of 2008 included certain income tax benefits derived from the Company’s participation in its former parent’s consolidated U.S. tax return, which are not available to the Company as a stand alone organization. The impact of such tax benefits on consolidated net income totaled $332,000 or $0.09 per diluted share, in the first quarter of 2008.

Business activity during the first quarter of 2009 remained at low levels. As a result, billable IT consultant headcount declined by approximately 4% during the period. Additionally, the completion of a major assignment in brokerage operations in late-March resulted in a 7% reduction to total billable consultant headcount. The impact of this project completion and related reduction in revenues is not fully reflected in the Company’s first quarter operating results, as it occurred late in the quarter.

Sunil Wadhwani, Interim Chief Executive Officer of Mastech stated, “The recession continued to impact our operations during the first quarter of 2009. While the decline in activity levels seems to be moderating, pricing pressures continue to accelerate, not only for new assignments, but on existing assignments as well. We expect these pressures to persist in the short term and have taken prudent actions to adjust our resource costs to reflect prevailing market conditions. Additionally, we continue to closely manage our operating cost structure and take steps to improve our competitiveness in advance of the economic recovery process.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “At March 31, 2009 we had $5.6 million of cash and cash equivalents on hand, no outstanding long-term debt, and access to approximately $8 million of credit under our existing loan facility. While we can’t control the economic environment in which we compete, we do believe that our commitment to cost containment, operating efficiencies and capital preservation will position us to take advantage of opportunities that generally surface during the trough of an economic cycle.”

In conjunction with its first quarter earnings release, Mastech will host a conference call at 9:00 A. M. EST on May 7, 2009 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through May 14, 2009.

About Mastech Holdings, Inc.:

Leveraging the power of 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, segment performance, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$5,619	$4,361
Accounts receivable, net	9,586	9,240
Prepaid and other current assets	322	376
Deferred income taxes	306	253

Total current assets	15,833	14,230

Investment in unconsolidated affiliate	9	41

Equipment, enterprise software and leasehold improvements, net	234	235

Deferred income taxes	190	191

Total assets	$16,266	$14,697

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,230	$2,454
Accrued payroll and related costs	3,295	2,555
Deferred revenue and other	778	285

Total current liabilities	6,303	5,294

Total liabilities	6,303	5,294

Shareholders’ equity:
Common stock, par value $0.01 per share	36	36
Additional paid-in capital	9,143	9,078
Retained earnings	784	289

Total shareholders’ equity	9,963	9,403

Total liabilities and shareholders’ equity	$16,266	$14,697

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended March 31,
	2009	2008
Revenues	$20,558	$24,974
Cost of revenues	16,715	20,041

Gross profit	3,843	4,933
Selling, general and administrative	2,900	3,810
Depreciation and amortization	85	81

Income from operations	858	1,042
Other income/(expense), net	(27)	4

Income before income taxes	831	1,046
Income tax expense	336	74

Net income	$495	$972

Earnings per share:
Basic	$0.14	$0.27

Diluted	$0.14	$0.27

Weighted average common shares outstanding:
Basic	3,607	3,607

Diluted	3,632	3,607